Exhibit 5

                                                       EXECUTION COPY

Supplemental Agreement


between

PCCW Limited
as Company



China Netcom Group Corporation (BVI) Limited

as Subscriber


and

China Network Communications Group Corporation
[GRAPHIC OMITTED]
as China Netcom


relating to



the Subscription Agreement dated 19 January 2005 between the parties

THIS AGREEMENT is dated 7 February 2005 and made
--------------

BETWEEN:
-------

(1) PCCW LIMITED, (the "Company"), a company incorporated in Hong Kong with limited liability and whose registered office is at 39th Floor, PCCW Tower, TaiKoo Place, 979 King's Road, Quarry Bay, Hong Kong;

(2) CHINA NETCOM GROUP CORPORATION (BVI) LIMITED, (the "Subscriber"), a company incorporated in the British Virgin Islands and whose registered office is at P.O. Box 3140, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands (Business registration number 341457); and

(3)      CHINA NETWORK COMMUNICATIONS GROUP CORPORATION
         [GRAPHIC OMITTED], ("China Netcom"), a
         state-owned enterprise established under the laws of the People's Republic of China and whose registered office is at No.1 Beihuan Donglu, Beijing Development Area, Beijing 100176, PRC.

Background:

(A) Pursuant to an agreement dated 19 January 2005 between the Parties (the "Subscription Agreement"), the Company agreed to issue and the Subscriber agreed to subscribe for certain Shares in the Company.

(B)      The Parties now wish to amend certain terms of the Subscription
         Agreement.


IN CONSIDERATION OF THE MUTUAL COVENANTS CONTAINED IN THIS AGREEMENT, THE PARTIES AGREE THAT:

1.       Definitions
         -----------

         Capitalized terms used in this Agreement (including the recitals above), shall, unless otherwise defined, have the meanings ascribed to them in the Subscription Agreement.

2.       Amendment
         ---------

2.1 The words "and the anti-dilution rights granted in favour of each of the Substantial Shareholders pursuant to the Substantial Shareholders Anti-Dilution Agreements" shall be deleted from clause 3.1(A)(3) of the Subscription Agreement.

2.2 For the avoidance of doubt, all other provisions of the Subscription Agreement shall remain in full force and effect.

3.       Agreed form EGM resolution
         --------------------------

         The agreed form Ordinary Resolution for the Extraordinary General Meeting of PCCW Limited referred to in the Subscription Agreement shall be revised to accord with the form set out in Appendix 1 to this Supplemental Agreement (or with such further changes as are required by the Stock Exchange or the SFC or agreed between the Parties).

4.       Law
         ---

         This Supplemental Agreement shall be governed by and construed in accordance with the laws of England for the time being in force.

5.       Contracts (Rights of Third Parties) Act 1999
         --------------------------------------------

         No person who is not for the time being a Party to this Supplemental Agreement shall have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Supplemental Agreement.

6.       Counterparts
         ------------

         This Supplemental Agreement may be executed in any number of counterparts, which shall together constitute one agreement. Any Party may enter into this Supplemental Agreement by signing any such counterpart.

AS WITNESS the hands of the duly authorised representatives of the Parties on the day and year first before written.


SIGNED by PETER A. ALLEN           )        /s/ Peter A. Allen
for and on behalf of               )
PCCW LIMITED                       )
in the presence of:                )




SIGNED by ZHANG CHUNJIANG          )        /s/ Zhang Chunjiang
for and on behalf of               )
CHINA NETCOM GROUP                 )
CORPORATION (BVI) LIMITED          )
in the presence of:                )




SIGNED by ZHANG CHUNJIANG          )        /s/ Zhang Chunjiang
for and on behalf of               )
CHINA NETWORK COMMUNICATIONS       )
GROUP CORPORATION                  )
in the presence of:                )

SCHEDULE 1

                                  SCHEDULE 1


Agreed Form Ordinary Resolution for the Extraordinary General Meeting of PCCW Limited

"THAT:

(A) the authorised share capital of the Company be increased from HK$1,600,000,000 to HK$2,500,000,000 by the creation of 3,600,000,000 new ordinary shares of HK$0.25 each, such shares to rank pari passu in all respects with the existing ordinary shares of HK$0.25 each in the issued capital of the Company;

(B) the allotment and issue by the Directors of 1,343,571,766 new shares of HK$0.25 each in the capital of the Company (as increased pursuant to paragraph (A) above) at a price of HK$5.90 per share pursuant to and on the terms set out in the subscription agreement dated 19 January 2005 entered into between the Company, China Netcom Group Corporation (BVI) Limited and China Network Communications Group Corporation (a copy of which has been produced to this Meeting marked "A" and initialled by the Chairman of this Meeting for the purpose of identification) be approved; and

(C) the granting of the Anti-Dilution Rights (as defined and described in the circular to shareholders of the Company dated [14] February 2005) to China Network Communications Group Corporation and the issue of new shares of the Company, any securities convertible into or exchangeable into shares of the Company, and/or any warrants or other rights to subscribe for shares of the Company on exercise from time to time of the Anti-Dilution Rights by China Network Communications Group Corporation be approved, confirmed and ratified."